                               FIRST AMENDMENT TO
                             SECURED LOAN AGREEMENT


                             -----------------------

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                                    Borrower
                             -----------------------


                              CORESTATES BANK, N.A.
                                      Agent


                              CORESTATES BANK, N.A.
                      MERIDIAN BANK, MIDLANTIC BANK, N.A.,
                       and PNC BANK, NATIONAL ASSOCIATION
                                     Lenders



                                 March 20, 1995

                               FIRST AMENDMENT TO
                             SECURED LOAN AGREEMENT


                  THIS FIRST AMENDMENT, made this 20th day of March, 1995, by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form ("Borrower"), and CORESTATES BANK, N.A., a national banking association ("Agent") in its individual capacity as a Lender and as Agent for itself and MERIDIAN BANK, MIDLANTIC BANK, N.A., and PNC BANK, NATIONAL ASSOCIATION (individually, including Agent, referred to as a "Lender" and collectively referred to as "Lenders").


                                   BACKGROUND

                  A. Borrower, Agent and Lenders are parties to a Secured Loan Agreement dated November 9, 1994 (the "1994 Loan Agreement") pursuant to which Lenders severally, in accordance with their respective Pro Rata Shares, agreed to advance $32,000,000 to Borrower. All capitalized terms used but not specifically defined herein have the meanings defined in the 1994 Loan Agreement.

                  B. Borrower, Agent and Lenders desire to increase the maximum amount of the Loan to $35,000,000 and otherwise to modify certain of the terms and provisions of the 1994 Loan Agreement, as set forth below.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                   DEFINITIONS, CERTAIN RULES OF CONSTRUCTION

                  1.1 Defined Terms. Each of the terms listed below shall have the meaning herein ascribed to it for the purposes hereof and for each of the Loan Documents:

                           "Agreement" means the 1994 Loan Agreement, and all
schedules, exhibits, riders, extensions, supplements, amendments, or modifications to the 1994 Loan Agreement, including without limitation, this First Amendment.

                           "Appraisal" means an appraisal that has been
ordered by Agent with respect to a Property that is owned by Borrower that is, or may become, a Mortgaged Property, which appraisal has been prepared in accordance with all Rules, the cost of which appraisal shall be a Lenders' Cost.

                           "Balance of the Term" means, on any specific date,
the period of time that commences on such date and ends on the then-current Scheduled Maturity Date.

                           "Cash Equivalents" means (i) marketable direct
obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iv) certificates of deposit, demand accounts or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, and having combined capital and surplus of not less than $1,000,000,000, and (v) repurchase agreements and reverse repurchase agreements with securities dealers of recognized national standing relating to any of the obligations referred to in the foregoing clause (i), provided that the terms of such agreement comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions with Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy") and further provided that possession or control of the underlying securities is established as provided in the Supervisory Policy.


                           "First Amendment" means this First Amendment to
Secured Loan Agreement.

                           "Fixed Term Amount" means each portion of the
outstanding principal balance of the Loan that bears interest at a Fixed Term Rate.

                           "Fixed Term Rate" means the rate of interest
offered by Agent, with the approval of all Lenders, and accepted by Borrower that shall be charged on a Fixed Term Amount, as set forth in Section 2.1.3 hereof.

                           "Hidden Lakes" means the 360 unit garden apartment
complex known as Hidden Lakes Apartments, 2341 Equestrian Drive, Miamisburg, Ohio, that is owned by Borrower.

                           "Initial Fixed Term Amount" means $27,200,000.

                           "Interest Rate" means, with respect to each portion
of the outstanding principal balance of the Loan at any time, the annual rate of interest that such portion of the Loan then bears.

                           "LTV" means, at any time, the ratio, expressed as
a percentage, of the then-outstanding principal balance of the Loan to the aggregate value of all Properties that are then Mortgaged Properties, based upon the most current Appraisals thereof obtained by Agent.

                    "Loan Documents" means the Agreement, the Replacement Notes, the Mortgages, Assignments of Rents, Leases and Profits, Collateral Assignments of Agreements Affecting Real Estate, and every other certificate or agreement of Borrower in favor of Agent or Lenders heretofore or hereafter delivered pursuant to the Agreement.

                           "Loan" means the loan of up to $35,000,000 made by
Lenders to Borrower pursuant to the Agreement.

                           "Mortgage" means each Open-End Mortgage and
Security Agreement that encumbers a Property and that has heretofore been, or may hereafter be, executed by Borrower in favor of Agent and delivered as security for the Loan, as the same may from time to time be amended or modified.

                           "Mortgaged Property" means each of, and "Mortgaged
Properties" means all of, Borrower's real property that is encumbered by any Mortgage.

                           "1994 Loan Agreement" has the meaning defined in
the Background portion of this First Amendment.

                           "Notes" means the Replacement Notes of Borrower in
favor of Lenders, dated the date of this First Amendment, to evidence Borrower's repayment obligations under the Agreement with respect to the Loan.

                           "Option Term" shall mean each one (1) year period,
if any, for which the Scheduled Maturity Date is postponed pursuant to Section
2.2.3 hereof.

                           "Revolving Credit Agreement" means the Revolving
Credit Agreement dated November 3, 1994, executed by Borrower, Agent and Lenders, as amended by a First Amendment to Revolving Credit Agreement dated the date of this First Amendment.

                           "Scheduled Maturity Date" means the date that is
three (3) years after the date of this First Amendment.

                           "Subsequent Closing" and "Subsequent Closing Date"
mean the Business Day next following the date on which all of the conditions set forth in Section 3.2 hereof have been satisfied.

                           "Substitute Collateral" means a Property owned by
Borrower that has become a Mortgaged Property pursuant to Section 2.2.4 hereof.

                  1.2 Construction of Definitions. All terms defined herein shall be construed to include the plural or the singular, and references to persons in the masculine or neuter gender shall refer to all persons or entities, as the context requires. If any term defined in the 1994 Loan Agreement is defined differently in this First Amendment, the definition contained in this First Amendment shall amend and replace the definition of such term that is contained in the 1994 Loan Agreement.

                  1.3 Other Terms. The words "herein", "hereof", "hereunder" and other words of similar import refer to this First Amendment as a whole, including the exhibits hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this First Amendment. Any reference to an "Article", a "Section", an "Exhibit" or "Schedule" shall refer to the relevant Article of, Section of, Exhibit to or Schedule to this First Amendment, unless otherwise specifically indicated.


                                    ARTICLE 2
                                    THE LOAN

                  2.1 Loan

                           2.1.1 Extension of Credit. Lenders have heretofore
advanced to Borrower, pursuant to the 1994 Loan Agreement, the aggregate amount of $32,000,000 of the Loan. On the date hereof, Borrower has made a payment to Lenders of $4,800,000 of the principal of the Loan. On the Subsequent Closing Date, if any, Lenders severally, in accordance with their respective Pro Rata Shares, shall advance to Borrower up to an additional $7,800,000, but not more than the amount that would result in the then-current LTV equalling 75%. Any payments of principal that Borrower may from time to time make with respect to the Loan may not be reborrowed.

                           2.1.2 Payments of Principal.

                                    2.1.2.1 Commencing on the first day of the
second calendar month after the date hereof, and on the first day of each calendar month thereafter, to and including the month in which the Scheduled Maturity Date occurs, Borrower shall pay to each Lender such Lender's Pro Rata Share of an installment of principal of the Loan. Such installments of principal shall be in accordance with the column headed "Principal" on the amortization schedule attached hereto as Schedule 2.1.2.1 (which has been calculated on the basis of the Interest Rate applicable to the Initial Fixed Term Amount and an assumed term of 25 years after the date hereof (the "Assumed Term")). On the

Subsequent Closing Date, there shall be substituted a new Schedule 2.1.2.1 which shall increase all subsequent monthly installments of principal by the amount that would be payable on a loan of the aggregate amount advanced by Lenders on the Subsequent Closing Date were such loan to be payable, with interest at the Interest Rate payable by Borrower in such amount pursuant to Section 2.1.3.2 hereof, in equal monthly installments of principal and interest over the number of calendar months then remaining in the Assumed Term.

                                    2.1.2.2 The entire outstanding principal
balance of the Loan shall be paid in full on the day of the Scheduled Maturity Date.

                           2.1.3 Interest at Fixed Term Rates.

                                    2.1.3.1 Commencing on the date hereof, the
Initial Fixed Term Amount shall bear interest for the Balance of the Term at the Fixed Term Rate of 8.65% per annum, calculated on the basis of a 360-day year and charged for the actual number of days elapsed, subject to the provisions of
Section 2.2.5 of the 1994 Loan Agreement.

                                    2.1.3.2 The portion of the Loan that is
advanced to Borrower on the Subsequent Closing Date shall be a Fixed Term Amount and bear interest for the Balance of the Term at the Fixed Term Rate applicable thereto that has been approved in writing by Borrower, Agent and Lenders on the Subsequent Closing Date, calculated on the basis of a 360-day year and charged for the actual number of days elapsed, subject to the provisions of Section
2.2.5 of the 1994 Loan Agreement.

                                    2.1.3.3 During each Option Term, the Loan
shall bear interest, either (i) on the entire outstanding principal balance thereof at a Fixed Term Rate acknowledged in writing by Borrower, Agent and Lenders prior to the commencement of such Option Term or (ii) in accordance with the provisions of Section 2.1.4 of the 1994 Loan Agreement, except that during an Option Term the rates charged pursuant to Section 2.1.4 of the 1994 Loan Agreement shall be either the floating Prime Rate or the relevant Adjusted LIBOR plus one and eighty-five one-hundredths of one percent (1.85%) per annum. Interest during each Option Term, at whichever rate(s) elected by Borrower, shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed.

                           2.1.4 Interest Rate Option and Notice of Rate
Election. The provisions of Section 2.1.4 of the 1994 Loan Agreement shall be applicable only to that portion of the outstanding principal balance of the Loan that is not a Fixed Term Amount.

                           2.1.5 Replacement Notes. To evidence Borrower's
obligations under the Loan, Borrower shall execute and deliver to each Lender a Replacement Note in the principal amount of the Pro Rata Share of the Loan that has been advanced by such Lender. Wherever the term "Note" or "Notes" is used in any Loan Document, such term shall be deemed to refer to the applicable Replacement Note or the Replacement Notes.

                  2.2 General Provisions.

                           2.2.1 Post-Maturity Interest. For purposes of this
First Amendment and of Section 2.2.5 of the 1994 Loan Agreement, the Balance of the Term shall, with respect to each Fixed Term Amount, be deemed to be an Interest Period.

                           2.2.2 Prepayment; Prepayment Premium.

                                    2.2.2.1 Section 2.2.7.2 of 1994 Loan
Agreement is hereby deleted and of no further force or effect.

                                    2.2.2.2 In the event Borrower makes a
prepayment (whether voluntary or mandatory) of any portion of any Fixed Term Amount, Borrower will pay to the Agent, upon demand, for the account of the affected Lenders any cost or expense incurred as a result of such prepayment. Borrower and Lenders agree that if Borrower prepays a Fixed Term Amount or an Adjusted LIBOR Amount prior to the last day of the relevant Interest Period (and with respect to each Fixed Term Amount the then-current Scheduled Maturity Date shall be the last day of the relevant Interest Period), the precise amount of any such cost or expense incurred by the Lenders may not be susceptible to precise calculation. Accordingly, if any such prepayment is made, Borrower shall pay to each Lender, as a prepayment premium and not as a penalty, such Lender's Pro Rata Share of the amount (the "Prepayment Premium") calculated as follows:

                                    (i) All Adjusted LIBOR Amounts and Fixed
Term Amounts being prepaid and interest that would have accrued thereon to the last day of the relevant Interest Period shall be discounted to a present value at a rate per annum equal to the "Applicable Yield to Maturity" for each Adjusted LIBOR Amount and Fixed Term Amount so prepaid, and if the aggregate of such discounted values shall exceed the aggregate of the Adjusted LIBOR Amounts and Fixed Term Amounts being prepaid, then the Prepayment Premium shall be an amount equal to such excess; otherwise no Prepayment Premium shall be payable.

                                    (ii) The "Applicable Yield to Maturity" for
each Adjusted LIBOR Amount and Fixed Term Amount shall mean the yield to maturity of the United States Treasury obligation (excluding those commonly known as "Flower Bonds") having a maturity date nearest in time to the last day of the relevant Interest Period with respect to such Adjusted LIBOR Amount and Fixed Term Amount (and if there are two or more such Treasury obligations with the same maturity date, the Applicable Yield to Maturity shall be the arithmetic average of such different yields). The maturity date and yield to maturity of such United States Treasury obligations shall be determined on the basis of quotations published in the Wall Street Journal on the prepayment date.

The foregoing calculation of any required Prepayment Premium shall supersede the method of determination found in the next to the last paragraph of Section
2.2.7.1 of the 1994 Loan Agreement.

                                    2.2.2.3 Notwithstanding the provisions of
Section 2.2.2.2 hereof, no Prepayment Premium shall be payable with respect to any prepayment that is made as a result of Lenders' election to apply the proceeds of casualty insurance or any condemnation award in reduction of the Loan, to the extent permitted under any Mortgage.

                                    2.2.2.4 After payment of the applicable
Prepayment Premium, if any, prepayments of the Loan shall be applied (i) first to interest (to the extent then due and payable), (ii) then to principal with respect to the portions of the Loan that are not Adjusted LIBOR Amounts or Fixed Term Amounts, (iii) then to Adjusted LIBOR Amounts, and among such Adjusted LIBOR Amounts to such with the earliest expiring Interest Periods, and (iv) then to Fixed Term Amounts (and if after the Subsequent Closing Date but prior to any postponement of the Scheduled Maturity Date pursuant to Section 2.2.3 hereof, first to the Fixed Term Amount that bears interest at the lower Fixed Term
Rate). This Section 2.2.2.4 is in substitution of the last paragraph of Section
2.2.7.1 of the 1994 Loan Agreement.

                           2.2.3 Postponement of Scheduled Maturity Date.


                                    2.2.3.1 Borrower shall have the option,
which may be exercised not more than two (2) times, to postpone the Scheduled Maturity Date for a period of one (1) year each time, subject to compliance with and satisfaction of the following terms and conditions:

                                             (i) Each such option shall be
exercised by written notice to Agent and Lenders at least sixty (60) days prior to the then-current Scheduled Maturity Date.

                                             (ii) There has occurred no Event of
Default that has not been waived by the Lenders in writing in accordance with
Article 8 of the 1994 Loan Agreement or cured.

                                             (iii) Agent and the Lenders have
received, in connection with each postponement request, current Appraisals that are acceptable to Lenders of all Properties that are then Mortgaged Properties, indicating an aggregate value of such Mortgaged Properties of not less than $46,700,000.

                                             (iv) The Mortgaged Properties
referred to in clause (iii) of this Section 2.2.3.1 shall have experienced, for the period of the two (2) Fiscal Quarters immediately preceding the then-current Scheduled Maturity Date, an average occupancy rate of not less than 90% and NOI (annualized) of not less than $4,670,000.

                           2.2.4 Substitution of Collateral. Borrower shall have
the right, provided that no Event of Default has occurred that has not been waived by Lenders in writing or cured, to obtain the release of a Mortgaged Property from the lien of the encumbering Mortgage, provided that Borrower has delivered to Agent, or Agent has otherwise received, in form and substance satisfactory to Agent and its counsel, the following documents and instruments:

                                    2.2.4.1 A notice from Borrower designating
to Agent and Lenders Substitute Collateral that is of like quality to the Mortgaged Property requested to be released and that will generate NOI that, when added to the NOI of the remaining Mortgaged Properties, will total not less than $4,670,000, all as determined by Lenders in good faith;

                                    2.2.4.2 An Appraisal acceptable to Agent and
Lenders with respect to the proposed Substitute Collateral, (i) which indicates a value not less than the value of the Mortgaged Property requested to be released, the value of the Mortgaged Property requested to be released to be as determined by the Appraisal of such Mortgaged Property most recently obtained by Agent; and (ii) which evidences, based upon the most recently obtained Appraisals, that following the release of such Mortgaged Property and delivery of a Mortgage encumbering the Substitute Collateral, the then-current LTV shall not exceed 75%;


                                    2.2.4.3 A Mortgage encumbering the
Substitute Collateral, in the form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment and the requirements of the jurisdiction in which the Substitute Collateral is located;

                                    2.2.4.4 An Assignment to Rents, Leases and
Profits encumbering the Substitute Collateral, in the form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment and the requirements of the jurisdiction in which the Substitute Collateral is located;

                                    2.2.4.5 A Collateral Assignment of
Agreements Affecting Real Estate encumbering the Substitute Collateral, in the form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment and the requirements of the jurisdiction in which the Substitute Collateral is located;

                                    2.2.4.6 UCC-1 Financing Statements with
respect to the Substitute Collateral;

                                    2.2.4.7 A certified copy of resolutions
adopted by the Board of Trustees of Borrower authorizing the execution, delivery and performance of the documents referred to in this Section 2.2.4 that are executed by Borrower, all certified by a trustee or officer of Borrower to be true and correct copies of the originals and to be in full force and effect as of the date hereof;

                                    2.2.4.8 An incumbency and signature
certificate with respect to each of the trustees of Borrower authorized to execute and deliver the documents referred to in this Section 2.2.4 that are executed by Borrower;

                                    2.2.4.9 The opinion of Borrower's counsel,
in form and substance acceptable to Lenders in their reasonable judgment;

                                    2.2.4.10 A Policy of Title Insurance, or a
marked-up commitment to issue such a policy, by First American Title Insurance Company, insuring the Mortgage encumbering the Substitute Collateral as a first lien thereon, subject to only such exceptions as Lenders may accept;

                                    2.2.4.11 Evidence of Borrower's policies of
insurance, with respect to the Substitute Collateral, as required by the terms of Section 5.1.21 of the 1994 Loan Agreement;

                                    2.2.4.12 Evidence that Borrower has
received, with respect to the Substitute Collateral, all required Governmental Approvals relating to the ownership, use, operation and occupancy thereof and that the Substitute Collateral complies in all material respects with all applicable laws;

                                    2.2.4.13 A "Phase I" Environmental Audit
performed with respect to the Substitute Collateral by a qualified environmental engineer acceptable to Lenders; and

                                    2.2.4.14 Such additional documents or
instruments as may be required by this Agreement or as Agent may reasonably require.

                           2.2.5 No Subsequent Closing. If the Subsequent
Closing shall not be completed on or before May 30, 1995, Borrower shall, not later than September 30, 1995, either (i) complete the Subsequent Closing, (ii) prepay a portion of the outstanding principal of the Loan (which prepayment shall be in addition to the payment of principal due pursuant to Section 2.1.2.2 hereof or (iii) deliver to Agent additional collateral for the Loan, which collateral shall be either (A) cash or Cash Equivalents acceptable to Agent and the Lenders or (B) real property collateral acceptable to Agent and Lenders in their sole discretion. Such additional collateral shall be evidenced and created by documents acceptable to Agent and Lenders. The amount of any such prepayment or additional collateral that is in the form of cash or Cash Equivalents shall be in the amount of $1,700,000. The value of any such real property additional collateral shall be not less than $2,267,000, as determined by Agent and Lenders on the basis of a current Appraisal.

                           2.2.6 Fees. Borrower shall pay to each Lender other
than CoreStates Bank, N.A., upon the execution of this First Amendment, a non-refundable fee in the amount of $2,500 to compensate such Lenders for administrative and other expenses incurred in connection with this First Amendment. These payments shall be in addition to Borrower's obligation to pay Agent for other Lenders' Costs incurred in connection with this First Amendment.


                                    ARTICLE 3
                              CONDITIONS PRECEDENT

                  3.1 Execution of This First Amendment. The execution of this First Amendment by Lenders and performance of any of their obligations hereunder is subject to the delivery by Borrower to Agent on the date hereof, in form and substance satisfactory to Agent and its counsel, in addition to this First Amendment, of the following documents and instruments:

                           3.1.1 The Replacement Notes;

                           3.1.2 Modifications of the Mortgages, reflecting the
execution of this First Amendment, the increase in the amount of the Loan, and the execution and delivery of the Replacement Notes.

                           3.1.3 Amendments to the Assignments of Rents, Leases
and Profits heretofore delivered by Borrower with respect to each Mortgaged Property, reflecting the execution of this First Amendment, the increase in the amount of the Loan, and the execution and delivery of the Replacement Notes.

                           3.1.4 Amendments to the Collateral Assignments of
Agreements Affecting Real Estate heretofore delivered by Borrower with respect to each Mortgaged Property, reflecting the execution of this First Amendment, the increase in the amount of the Loan, and the execution and delivery of the Replacement Notes.

                           3.1.5 A certified copy of resolutions adopted by the
Board of Trustees of Borrower authorizing the execution, delivery and performance of this First Amendment, the Replacement Notes, and all other documents and instruments required by Agent for the implementation of this First Amendment to which Borrower is a party, all certified by a trustee or officer of Borrower to be true and correct copies of the originals and to be in full force and effect as of the date hereof (provided that if this First Amendment is executed on or before March 22, 1995, delivery of such certified copy may be made to Agent on or before March 24, 1995);

                           3.1.6 An incumbency and signature certificate with
respect to each of the trustees of Borrower authorized to execute and deliver this First Amendment, the Replacement Notes, and all other documents and instruments required by Agent for the implementation of this First Amendment and to be the Authorized Signers;

                           3.1.7 The opinion of Borrower's counsel, in form and
substance acceptable to Lenders in their reasonable judgment;

                           3.1.8 An endorsement to the policy(ies) of title
insurance issued by First American Title Insurance Company, insuring the Mortgages as modified, as first liens upon the Mortgaged Properties, subject only to such exceptions as Lenders may accept;

                           3.1.9 An amendment to the Revolving Credit Agreement,
in form reasonably acceptable to Agent and Lenders; and

                           3.1.10 Such additional documents or instruments as
may be required by this Agreement or as Agent may reasonably require.

                  3.2 Subsequent Closing. The occurrence of the Subsequent Closing is subject to (i) all of the representations and warranties contained in the 1994 Loan Agreement being true and correct as if made on and as of the Subsequent Closing Date and (ii) the delivery by Borrower to Agent, on or before November 9, 1995, in form and substance satisfactory to Agent and its counsel, of the following documents and instruments:

                           3.2.1 A Mortgage encumbering Hidden Lakes, in the
form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment;

                           3.2.2 An Assignment to Rents, Leases and Profits
encumbering Hidden Lakes, in the form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment;

                           3.2.3 A Collateral Assignment of Agreements Affecting
Real Estate encumbering Hidden Lakes, in the form of that which was delivered to Agent with respect to the Kenwood Gardens Apartments, Toledo, Ohio, pursuant to the 1994 Loan Agreement, as modified to reflect this First Amendment;

                           3.2.4 UCC-1 Financing Statements with respect to
Hidden Lakes;

                           3.2.5 A certified copy of resolutions adopted by the
Board of Trustees of Borrower authorizing the execution, delivery and performance of the documents referred to in this Section 3.2 that are executed by Borrower, all certified by a trustee or officer of Borrower to be true and correct copies of the originals and to be in full force and effect as of the date hereof;

                           3.2.6 An incumbency and signature certificate with
respect to each of the trustees of Borrower authorized to execute and deliver the documents referred to in this Section 3.2 that are executed by Borrower;

                           3.2.7 The opinion of Borrower's counsel, in form and
substance acceptable to Lenders in their reasonable judgment;

                           3.2.8 A Policy of Title Insurance, or a marked-up
commitment to issue such a policy, by First American Title Insurance Company, insuring the Mortgage encumbering Hidden Lakes as a first lien upon Hidden Lakes, subject to only such exceptions as Lenders may accept;

                           3.2.9 Evidence of Borrower's policies of insurance,
with respect to Hidden Lakes, as required by the terms of Section 5.1.21 of the 1994 Loan Agreement;

                           3.2.10 Evidence that Borrower has received, with
respect to Hidden Lakes, all required Governmental Approvals relating to the ownership, use, operation and occupancy of Hidden Lakes and that Hidden Lakes complies in all material respects with all applicable laws;

                           3.2.11 A "Phase I" Environmental Audit performed with
respect to Hidden Lakes by a qualified environmental engineer acceptable to Lender;

                           3.2.12 An Appraisal of Hidden Lakes, which Appraisal
is acceptable to Lenders; and

                           3.2.13 Such additional documents or instruments as
may be required by this Agreement or as Agent may reasonably require.

                                    ARTICLE 4
                   BORROWER'S REPRESENTATIONS AND WARRANTIES.

                  Borrower represents and warrants to each Lender that all of the representations and warranties contained in the 1994 Loan Agreement are true and correct as if made on and as of the date hereof and after giving effect to this First Amendment.


                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

                  The following Sections of the 1994 Loan Agreement are hereby amended as follows:

                  5.1.1 Section 5.1.1 is amended by adding, at the end thereof, the sentence "The issuance by Borrower of equity securities pursuant to a dividend reinvestment plan or an optional shareholder investment plan shall not be deemed to be a public offering of equity securities of Borrower for purposes of this Section 5.1.1."

                  5.1.2 Section 5.1.3 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

                  "5.1.3 Maintain NOI generated by the Unencumbered Property Pool ("Unencumbered NOI") at not less than $5,500,000 to be tested quarterly on a rolling four Fiscal Quarter historical basis, and cause the ratio of Senior Liabilities to Unencumbered NOI to be no more than 7.5 to 1 to be tested quarterly on and as of the last day of each Fiscal Quarter upon Borrower's submission of Project Specific Information;"


                                    ARTICLE 6
                               NEGATIVE COVENANTS

                  Section 6.1.1 of the 1994 Loan Agreement is hereby amended by deleting the entire text thereof and substituting the following in its place:

                           "6.1.1 Except (i) pursuant to the Revolving Credit
Agreement, (ii) secured liabilities for which the obligee's recourse is limited to the specific asset or assets that are encumbered, (iii) indebtedness incurred by Palmer Park Mall Venture in favor of Midlantic Bank, N.A. and guarantied by Borrower, and (iv) indebtedness incurred on or before June 1, 1996 and secured by the Shenandoah Apartments in West Palm Beach, Florida, in an amount not greater than $10,000,000, create, assume, incur or otherwise become liable under Consolidated Liabilities or Contingent Liabilities in amounts in excess of $5,000,000 in the aggregate after the date hereof, provided, however, that in no event shall the sum of the indebtedness referred to in clause (iv) plus the aggregate amount of such Consolidated Liabilities or Contingent Liabilities that are hereafter created, assumed, incurred or for which Borrower has otherwise become liable exceed $10,000,000;"

                                    ARTICLE 7
                                     DEFAULT


                  7.1 Events of Default. In addition to the Events of Default specified in the 1994 Loan Agreement, it shall be an Event of Default under the Agreement if Borrower fails to deliver to Agent, on or before March 24, 1995, the certified copy of resolutions described in Section 3.1.5 of this First Amendment.


                                    ARTICLE 8
                                  MISCELLANEOUS

                  8.1 Integration. The Agreement, the Notes, and the other Loan Documents shall be construed as one agreement, and in the event of any inconsistency, the provisions of the Notes shall control over the provision of the Agreement or any other Loan Document, and the provisions of the Agreement shall control over the provisions of any other Loan Document. The Agreement, the Notes and the other Loan Documents contain all the agreements of the parties hereto with respect to the subject matter of each thereof and supersede all prior or contemporaneous discussions and agreements with respect to such subject matter.

                  8.2 Subsequent Closing. The Subsequent Closing hereunder shall occur on not less than 10 Business Days' prior written notice from Borrower to Agent and Lenders, but not later than November 9, 1995, at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, 1735 Market Street, 38th Floor, Philadelphia, Pennsylvania 19103-7598 or at such other time and place as the parties hereto may determine. In the event Subsequent Closing is not held on or before such date (unless extended by all of the parties hereto), Lenders shall not be obligated to make any additional advance of proceeds of the Loan to Borrower.

                8.3 Partial Invalidity. If any provision of this First Amendment shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this First Amendment shall be construed as if such invalid or unenforceable provision had never been contained herein.

                  8.4 Headings. The heading of any Article or Section contained in this First Amendment is for convenience of reference only and shall not be deemed to amplify, limit, modify or give full notice of the provisions thereof.

                  8.5 Counterparts. This First Amendment may be signed in counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

                  8.6 1994 Loan Agreement. Except as specifically modified hereby, the 1994 Loan Agreement remains in full force and effect, in accordance with its terms. Borrower represents to and agrees with Agent and Lenders that as of this date, Borrower has no defense, set-off or counter-claim to or against any of Borrower's obligations or liabilities under the 1994 Loan Agreement or any of the other Loan Documents.

                  8.7 Name of Borrower. The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

                  8.8 Counterpart Execution. This First Amendment may be executed in counterpart and when so executed by and delivered to each of the parties hereto shall constitute a single agreement that is binding upon the parties.

                  IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Agreement under seal, intending to be legally bound hereby, as of the day and year first above written.

                                          BORROWER:

                                          PENNSYLVANIA REAL ESTATE INVESTMENT
                                          TRUST


                                          By:/s/Robert G. Rogers
                                             --------------------------------
                                             Robert G. Rogers, Trustee


                                          By:/s/Jeffrey A. Linn
                                             --------------------------------
                                             Jeffrey A. Linn, Secretary


                                          LENDERS:

                                          CORESTATES BANK, N.A.


                                          By:/s/Glenn W. Gallagher
                                             --------------------------------
                                             Glenn W. Gallagher, Vice President


                                          MERIDIAN BANK


                                          By:/s/K.C. Barrett
                                             --------------------------------
                                               K.C. Barrett, Vice President






                     (Signatures Continue On Following Page)

                                          MIDLANTIC BANK, N.A.


                                          By:/s/Robert A. Goldstein
                                             --------------------------------
                                               Robert A. Goldstein,
                                               Vice President


                                          PNC BANK, NATIONAL ASSOCIATION


                                          By:/s/David Tioch
                                             --------------------------------
                                          Name:  David Tioch
                                          Title: Vice President


                                          AGENT:

                                          CORESTATES BANK, N.A.

                                          By:/s/Glenn W. Gallagher
                                             --------------------------------
                                             Glenn W. Gallagher,
                                             Vice President